Exhibit 99.1

WHEREAS, Janet M. Pierpont elected to retire from the Corporation under the Corporation's voluntary separation program, and the Corporation selected the effective date of that retirement as December 31, 2004, six weeks before the final portion of her three-year restricted stock grant would otherwise vest.

WHEREAS, Ms. Pierpont provided invaluable benefits to the Corporation in negotiating and closing the financing for the Corporation in 2001, as well as the recent negotiation of new financing.

THEREFORE, RESOLVED that the Restricted Stock Unit Award to Janet Pierpont dated February 14, 2002, is hereby revised to modify the vesting date from February 14, 2005 to December 31, 2004 for 1,666 shares of the Corporation's common stock.